Kraton Performance Polymers, Inc. Board of Directors Withdraws Recommendation that Stockholders Approve Combination with LCY's Styrenic Block Copolymer Business

HOUSTON, Aug. 7, 2014 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA) today announced that on August 6, 2014 its Board of Directors withdrew its prior recommendation that Kraton's stockholders approve the previously announced Combination Agreement under which Kraton would combine with LCY's styrenic block copolymer ("SBC") operations.

As previously announced, Kraton notified LCY on June 30, 2014 that its Board of Directors intended to withdraw its recommendation to Kraton's stockholders unless the parties could agree upon mutually acceptable revised terms to the Combination Agreement. Kraton's June 30, 2014 notice cited the decline in operating results for LCY's SBC business in the first quarter of 2014 and a related decline in forecasted results thereafter (which had been discussed by Kraton in an SEC filing on Form 8-K on June 24, 2014), together with the decline in Kraton's stock price and negative reactions from stockholders following Kraton's June 24 disclosure.

Following Kraton's notification of its Board's intention to change its recommendation, the parties engaged in discussions to determine whether they could mutually agree to changes to the terms of the Combination Agreement that would enable the Kraton Board to continue to recommend the Combination Agreement. Although the parties engaged in numerous discussions following June 30, 2014 regarding possible revisions to the terms of the Combination Agreement, LCY notified Kraton on August 4, 2014 that it would no longer negotiate, and would not agree to, any revisions to the terms and conditions of the Combination Agreement.

As a result of the Kraton Board's withdrawal of its recommendation, LCY has the contractual right to terminate the Combination Agreement. The Combination Agreement will remain in effect unless and until it is terminated in accordance with its terms. The provisions of the Combination Agreement provide for Kraton to pay LCY a $25 million break up fee upon a termination of the Combination Agreement following a withdrawal of the Kraton Board's recommendation, unless a LCY material adverse effect has occurred and is continuing at the time of the withdrawal of the Kraton Board's recommendation. The Kraton Board believes that the impact upon LCY of the July 31, 2014 explosion in a gas pipeline in Kaohsiung, Taiwan constitutes a LCY material adverse effect as defined in the Combination Agreement.

The Combination Agreement was originally announced on January 28, 2014.

CONTACT: Gene Shiels, 1-281-504-4886, gene.shiels@kraton.com